UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ALTISOURCE PORTFOLIO SOLUTIONS S.A.
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March ___, 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. which will be held at the offices of the Company located at 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 16, 2012, at 9:00 a.m., Central European Time. The matters to be considered by shareholders at the Annual Meeting of Shareholders are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting of Shareholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Shareholders in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting of Shareholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Portfolio Solutions S.A. is sincerely appreciated.

Sincerely,

William C. Erbey

Chairman of the Board of Directors

William B. Shepro

Chief Executive Officer and Director

291 Route d’Arlon, L-1150 Luxembourg | +352 246 7900

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

291, route d’Arlon

L-1150 Luxembourg City

Grand Duchy of Luxembourg

R.C.S. Luxembourg B. 72.391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2012

NOTICE

Our Annual Meeting of Shareholders will be held:

  Date:              Wednesday, May 16, 2012

  Time:             9:00 a.m., Central European Time

  Location:       Altisource Portfolio Solutions S.A.

   291, route d’Arlon

   L-1150 Luxembourg City

   Grand Duchy of Luxembourg

PURPOSE

•	To elect five (5) Directors for a one (1) year term and/or until their successors are elected and qualified;

•

To approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period;

•	To approve a share repurchase program whereby Altisource Portfolio Solutions S.A. may repurchase outstanding shares of its common stock within certain limits;

•

To approve Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with Luxembourg GAAP (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS (the “Consolidated Accounts”), in each case for the year ended December 31, 2011 (together the “Luxembourg Statutory Accounts”);

•	To receive and approve the Directors’ reports on the Luxembourg Statutory Accounts for the year ended December 31, 2011;

•	To allocate the results of the year ended December 31, 2011;

•	To discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2011; and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed March 15, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting of Shareholders.

•

The proxy statement for our 2012 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2011 are available on our website at www.altisource.com under Investor Relations. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

•

The Luxembourg Statutory Accounts, the Directors’ reports on the Luxembourg Statutory Accounts and the statutory auditor’s report on the Consolidated Accounts will be available for inspection from April 15, 2012 at Altisource Portfolio Solutions S.A.’s registered office.

By Order of the Board of Directors,

Kevin J. Wilcox Secretary

March ___, 2012

Luxembourg City, Grand Duchy of Luxembourg

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

We have made this proxy statement available to you on or about March ___, 2012 as a holder of common stock of Altisource Portfolio Solutions S.A. because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment of this meeting. The Annual Meeting of Shareholders will be held at our offices located at 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 16, 2012, at 9:00 a.m., Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) and do not revoke it prior to its use, it will be voted in accordance with your instructions. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes”, each proxy received will be voted for each of the nominees for Director; for approval of the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; for approval of a share repurchase program whereby Altisource may repurchase outstanding shares of its common stock within certain limits; for approval of the Company’s annual accounts prepared in accordance with Luxembourg GAAP (the “Luxembourg Annual Accounts”) and the Company’s consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS (the “Consolidated Accounts”), in each case for the year ended December 31, 2011 (together the “Luxembourg Statutory Accounts”); for receipt and approval of the Directors’ reports on the Luxembourg Statutory Accounts for the year ended December 31, 2011; for allocation of the results of the year ended December 31, 2011; for approval of the discharge of each of the current and past Directors of Altisource for the performance of their mandate during the year ended December 31, 2011; and with regard to any other business that properly comes before the meeting in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting of Shareholders and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Corporate Secretary at the following address:

Kevin J. Wilcox, Corporate Secretary

Altisource Portfolio Solutions S.A.

291, route d’Arlon

L-1150 Luxembourg City

Grand Duchy of Luxembourg

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting of Shareholders and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting of Shareholders or any adjournment of the Annual Meeting of Shareholders if you are a holder of record of our common stock at the close of business on March 15, 2012. At the close of business on March 15, 2012, there were 23,320,637 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Shareholders on all matters properly presented. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.

Quorum and Voting Information

The presence at the Annual Meeting of Shareholders of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders.

Assuming a quorum, the five (5) nominees for Director will be elected as Directors of Altisource so long as the votes cast in favor of each such person exceed the votes cast to withhold authority for such person. You may vote in favor of or withhold authority to vote for one (1) or more nominees for Director.

The following proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action: the proposal to approve the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve a share repurchase program whereby Altisource may repurchase outstanding shares of its common stock within certain limits; the proposal to approve the Company’s annual accounts prepared in accordance with Luxembourg GAAP and the Company’s consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS, in each case for the year ended December 31, 2011; the proposal to receive and approve the Directors’ reports on the Luxembourg Statutory Accounts for the year ended December 31, 2011; the proposal to allocate the results of the year ended December 31, 2011; the proposal to approve the discharge of each of the current and past Directors of Altisource for the performance of their mandate during the year ended December 31, 2011; and any other matter properly submitted for your consideration at the Annual Meeting of Shareholders (other than the election of Directors).

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. Other than with respect to the approval of our independent registered accounting firm, in the event of a broker non-vote, brokers may not vote on behalf of their clients on the above proposals.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS

(Proposal One)

Our Articles of Association provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members with the exact number to be fixed by our Board of Directors.

We are proposing the five (5) nominees listed below for election as Directors at the Annual Meeting of Shareholders for a one-year term or until their successors are elected and qualified. All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting of Shareholders, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age (1)	Director Since	Executive Committee		Audit Committee		Compensation Committee		Nomination/ Governance Committee
William C. Erbey	62	2009	X	(2)					X	(2)(3)
William B. Shepro	42	2009	X
Roland Müller-Ineichen	51	2009			X	(2)	X		X
Timo Vättö	47	2009			X		X	(2)	X
W. Michael Linn	63	2011			X		X		X	(3)

(1)	As of March 15, 2012
(2)	Committee Chairman for 2011
(3)	Mr. Erbey served as Committee Chairman in 2011. In 2012, Mr. Linn replaced Mr. Erbey on the Nomination/Governance Committee and now serves as Chairman.

The principal occupation for the last five (5) years and additional biographical information of each Director of Altisource is set forth below.

All our Directors bring to Altisource’s Board of Directors a wealth of executive leadership experience derived from their service as executives of large corporations.

William C. Erbey. Mr. Erbey was appointed as the Chairman of the Board of Directors of Altisource in July 2009. He has served as the Chairman of the Board of Directors of Ocwen Financial Corporation (“Ocwen”), Altisource’s former parent company, since September 1996 and as the Chief Executive Officer of Ocwen from January 1988 to October 2010. He served as the President of Ocwen from January 1988 to May 1998. From 1983 to 1985, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. He is also the founder and Chairman of Home Loan Servicing Solutions, Ltd., formed in December 2010 to acquire mortgage servicing assets. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, including as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, Program and General Manager of the Commercial Financial Services Department and President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

Mr. Erbey’s extensive experience as the Chairman and Chief Executive Officer of Ocwen demonstrates his leadership capability and business acumen. His experience in the mortgage services industry brings valuable financial, operational and strategic expertise to our Board of Directors.

William B. Shepro. Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions at Ocwen. He previously served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch, from 2003 until 2009. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro serves on the Boards of Altisource and certain subsidiaries. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

Mr. Shepro’s day-to-day leadership and intimate knowledge of our business and operations provides the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro’s legal background and operational experience in the residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic and operational insights.

Roland Müller-Ineichen. Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner S.A., a provider of private banking services based in Lugano, Switzerland and on the Board of Directors of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland. Mr. Müller-Ineichen most recently served as a Partner with KPMG Switzerland and KPMG Europe LLP where he served as lead partner on the audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department banking and financial services and served as a Partner from January 1999 until his retirement in December 2008. Prior to KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. In addition, from May 2010 until September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen’s past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as required by SEC rules and The NASDAQ Stock Market (“NASDAQ”) listing standards.

Timo Vättö. Mr. Vättö was appointed to the Board of Directors of Altisource in August 2009. He is the founder and owner of Vättö Management Services AG, a provider of independent corporate advisory services to corporations, institutional investors and private families, which was founded in November 2008. Previously, Mr. Vättö was employed by Citigroup in Switzerland and the U.S. for almost twenty years in senior client coverage and business head roles within the client franchise management and business origination functions for Corporate and Investment Banking, most recently as Head of Swiss Investment Banking. In addition from 2004 to 2009, Mr. Vättö served as a member of the Board of Directors, including as a member of the Audit Committee of Citibank (Switzerland) AG, part of Citigroup’ s Wealth Management Business. Mr. Vättö holds a Master of Science, Economics and Business Administration from the University of Tampere (Finland).

Mr. Vättö’s experience with Vättö Management Services AG and Citigroup makes him financially literate as required pursuant to NASDAQ listing standards and his knowledge of the financial services industry provides the Board of Directors with subject matter expertise.

W. Michael Linn. Mr. Linn was appointed to the Board of Directors of Altisource in May 2011. Mr. Linn also serves on the Board of Directors and as President and Chief Executive Officer of Greensleeves LLC since July 2007 where he focuses on increasing the use of alternative energy to power buildings. In addition, he serves on the Board of Directors of National Lime & Stone and is a private investor in energy-related industries. Mr. Linn previously served on the Board of Directors of Ocwen from August 2002 to May 2008 and as the Executive Vice President of Sales and Marketing of Ocwen from February 2004 to May 2007. Prior to joining Ocwen, Mr. Linn served on the Board of Directors and as the Executive Vice President of Sales and Marketing of Solomon Software, Inc., a corporation now owned by Microsoft Corporation. He has also served on the Board of Directors and as President and Chief Executive Officer of Saunders, Inc., a venture backed, privately held financial services and technology solutions company. Mr. Linn graduated from Harvard College in 1970 with a Bachelor of Arts and earned a Master of Business Administration from Harvard Business School in 1973.

Mr. Linn’s experience evaluating and designing management information and control systems for Fortune 500 Corporations and for the U.S. Government and his service as a senior officer and member of the Board of Directors of a leading provider of accounting and management control software makes him financially literate as required pursuant to NASDAQ listing standards. His extensive management and prior Board of Directors experience as well as his expertise with emerging technologies and in the development of strategic relationships bring valuable operational sales and strategic expertise to our Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all meetings of the Board of Directors, the meetings of committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held six (6) meetings in 2011. Each incumbent Director attended at least 75% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, our Directors are expected to attend. All of the incumbent members of our Board of Directors attended our 2011 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under “Security Ownership of Certain Beneficial Owners and Related Shareholder Matters”, although our Board of Directors generally believes that stock ownership tends to further align a Director’s interests with those of our other shareholders. Our current Board of Directors has determined that Messrs. Müller-Ineichen, Vättö and Linn are independent Directors.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our shareholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our Chief Executive Officer, Mr. Shepro is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chairman of the Board of Directors, Mr. Erbey leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nomination/Governance Committee and an Executive Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm.

The members of the Audit Committee for 2011 were Ms. Andresen-Kienz(1) and Messrs. Linn(2), Müller-Ineichen and Vättö. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate. Furthermore, our Board of Directors has determined that Mr. Müller -Ineichen possesses accounting or related financial management expertise within the meaning of the NASDAQ listing standards and qualifies as an audit committee financial expert as that term is defined in SEC rules. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. Annually, the Audit Committee reviews and approves its charter. The charter was last reviewed and approved by the Audit Committee in March 2012. This Committee met seven (7) times in 2011.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our named executive officers. The Compensation Committee reviews with the Chief Executive Officer and Chief Administration Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has authority for the administration of awards under the 2009 Equity Incentive Plan. The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee for 2011 were Ms. Andresen-Kienz(1) and Messrs. Linn(2), Müller-Ineichen and Vättö. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints. The Corporate Secretary develops the meeting calendar for the year based on committee member availability and other relevant events within our Company calendar. Compensation Committee meeting agendas are generally developed by our Corporate Secretary and our Compensation Committee Chairman. The Compensation Committee generally meets in executive session at each scheduled meeting.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. This Committee met five (5) times in 2011. On an annual basis, the Compensation Committee evaluates its performance under its charter to ensure that it appropriately addresses the matters that are within the scope of Committee responsibility. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed by the Compensation Committee in March 2012, and an immaterial amendment which deletes a reference to the 2010 Annual Meeting of Shareholders was recommended to the Board of Directors for approval and subsequently approved by the Board of Directors.

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Chief Administration Officer, who may be present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee with consultation of the Chairman) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Chief Administration Officer for development and execution.

(1)	Ms. Andresen-Kienz was a member of this Committee through May 18, 2011.
(2)	Mr. Linn was a member of this Committee from May 18, 2011.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was at any time during the 2011 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our named executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more named executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2011 fiscal year.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee for 2011 were Messrs. Erbey, Müller-Ineichen and Vättö. In 2012, Mr. Linn replaced Mr. Erbey on the Committee and now serves as Chairman. Each member of our Nomination/Governance Committee is independent as defined in the NASDAQ listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. Annually, the Nomination/Governance Committee reviews and approves its charter. The charter was last reviewed and approved by the Nomination/Governance Committee in March 2012. This Committee met four (4) times in 2011.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the NASDAQ listing standards. In addition, our Nomination/Governance Committee takes into account our best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

Pursuant to the Company’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee periodically reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2013 Annual Meeting of Shareholders, we must receive your recommendations by November 30, 2012.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. Our Board of Directors has authorized the Committee to approve and/or to designate in writing certain individuals to approve ordinary course of business actions that are required to be documented by counterparties but do not require action by the Board of Directors or its committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Committee deems appropriate in its sole discretion.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management five (5) times in 2011.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Altisource, you may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by the NASDAQ rules. Any waivers from the Code of Business Conduct and Ethics for Directors or named executive officers must be approved by our Board of Directors or a Board committee and must be promptly disclosed to you. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer and our Chief Financial Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the SEC or NASDAQ, will be posted on our website.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor Altisource’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risks by regular reviews with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Chairman, the Board of Directors and its committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

Cash Compensation

We provide the following cash compensation to our non-management Directors in quarterly installments:

•	an annual retainer of $49,000;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2011. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Roland Müller-Ineichen	$58,500	$61,990	—	$120,490
Timo Vättö	$56,000	$61,990	—	$117,990
Silke Andresen-Kienz(4)	$18,750	$45,000	—	$63,750
William C. Erbey	$101,000	$61,990	—	$162,990
W. Michael Linn(5)	$36,000	$16,990	—	$52,990

(1)

The cash portion of Directors’ compensation increased by $9,000 at the Annual Meeting of Shareholders on May 18, 2011. Compensation for service for January through April is calculated based upon the original retainer of $40,000 annually and May through December is calculated at $49,000 annually.

(2)

Non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and Committees, on which they serve, annually receive an award of Altisource common stock with an aggregate fair market value of $45,000 as determined by the average of the high and low prices of the common stock as reported on NASDAQ on the first day of the service year.

(3)

Beginning at the Annual Meeting of Shareholders in 2011, each new non-management Director elected to our Board of Directors receives a one-time award of 500 shares of common stock. These shares vest 25% a year on each anniversary of the award date. At the Annual Meeting of Shareholders in 2011, this one-time award, with an aggregate fair market value of $16,990, was awarded to each non-management Director newly elected or re-elected to our Board of Directors.

(4)	Silke Andresen-Kienz did not seek re-election to our Board of Directors in May 2011. As such, she did not serve as a Director after May 2011.
(5)	W. Michael Linn was elected to our Board of Directors in May 2011.

Other Compensation

Any Director compensation may be prorated for a Director serving less than a full one-year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Under Luxembourg law and our Articles of Association, Directors’ compensation is subject to review and adjustment by the shareholders from time to time.

As part of Director compensation, non-management Directors receive shares of common stock of Altisource with a fair market value of $45,000. “Fair Market Value” is defined as the average of the high and low prices of the common stock as reported on NASDAQ on the first day of the service year. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors which immediately follows the Annual Meeting of Shareholders. Shares will be awarded if the Director attends an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during the service year. New non-management directors elected at the Annual Meeting of Shareholders are granted a one-time award of 500 shares of common stock. These shares vest 25% a year on each anniversary of the award date.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our named executive officers but does not serve on our Board of Directors. Our named executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our named executive officer. None of our Directors and/or named executive officers are related to any other Director and/or named executive officer of Altisource or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
Michelle D. Esterman	39	Chief Financial Officer
Kevin J. Wilcox	48	Chief Administration Officer and General Counsel

(1)	All information set forth herein is as of March 15, 2012.

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our named executive officers that is not a Director is set forth below.

Michelle D. Esterman. Ms. Esterman serves as Chief Financial Officer of Altisource. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services, for Deloitte & Touche LLP since 2003 and in various positions within Deloitte & Touche LLP from 1996 to 2003, including a two year rotation with Deloitte Touche Tohmatsu. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Prior to hiring Ms. Esterman, the Company determined that her employment with Deloitte & Touche LLP presented no independence issues which could prevent her from assuming the position of Chief Financial Officer of the Company.

Kevin J. Wilcox. Mr. Wilcox serves as Chief Administration Officer and General Counsel of Altisource. Before joining Altisource in August of 2009, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen since May 2008. Mr. Wilcox previously served as the Senior Vice President of Human Resources and Corporate Services. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctorate from the Florida State University College of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of Altisource;

•	all Directors and named executive officers of Altisource as a group; and

•	all persons known by Altisource to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of all persons below is: 291, Route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned as of March 15, 2012(1)

Name of Beneficial Owner:	Amount	Percent
Leon G. Cooperman(2)	1,745,700	6.98%
Barry N. Wish(3)	1,373,794	5.49%
Wellington Management Company, LLP(4)	1,461,595	5.84%

Directors and Named Executive Officers:	Amount	Percent
William C. Erbey(5)	6,608,793	26.43%
William B. Shepro(6)	311,327	1.2%
Michelle D. Esterman	—	*
Roland Müller-Ineichen	7,179	*
Timo Vättö	6,179	*
W. Michael Linn	6,500	*
Kevin J. Wilcox(7)	187,939	*
All Directors and Named Executive Officers as a Group (7 persons)	7,127,917	28.50%

*	Less than 1%
(1)

For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers or Directors.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 1, 2012 by Leon G. Cooperman. Includes 1,038,900 shares as to which sole voting power is claimed and 1,038,900 shares as to which sole dispositive power is claimed. Mr. Cooperman’s address is 2700 North Military Trail, Suite 230, Boca Raton, FL 33431.

(3)

Based on information contained in corporate records and in a Schedule 13D/A filed jointly by Barry N. Wish, Wishco, Inc., a Delaware corporation (“Wishco”), and Barry Wish Family Foundation, Inc., a Florida non-profit corporation (“Foundation”), with the SEC on February 14, 2012. Includes (i) 141,255 shares owned by Barry N. Wish directly, (ii) 4,000 shares owned by Foundation, which is controlled by Mr. Wish, and (iii) 1,221,921 shares owned by Wishco, which is controlled by Mr. Wish pursuant to his ownership of 93.0% of the common stock thereto. Mr. Wish’s address is 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“Wellington Management”). Includes 1,461,595 shares which are held of record by clients of Wellington Management and of which Wellington Management, in its capacity as an investment adviser, may be deemed to beneficially own. Wellington Management’s address is 280 Congress Street, Boston, MA 02210.

(5)

Includes 4,114,560 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners and to 17,541 shares held jointly. Also includes 1,803,234 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey and includes options to acquire 672,958 shares which are exercisable on or within 60 days after March 15, 2012 and 500 unvested restricted stock units.

(6)

Includes options to acquire 286,464 shares which are exercisable on or within 60 days after March 15, 2012. Includes 24,863 shares held by the William B. Shepro Revocable Trust. Mr. and Mrs. William B. Shepro share voting and dispositive power with respect to these shares.

(7)	Includes options to acquire 187,207 shares which are exercisable on or within 60 days after March 15, 2012.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,243,958(1)	$14.19	2,687,146

(1)	Includes options to acquire 48,750 shares owned by Robert D. Stiles, who resigned as Chief Financial Officer effective March 1, 2012 and is no longer with the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our named executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Named executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives’ interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Chief Financial Officer and Chief Administration Officer and General Counsel;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide; and

•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2011 are:

Name	Position
William B. Shepro	Chief Executive Officer
Robert D. Stiles(1)	Chief Financial Officer
Kevin J. Wilcox	Chief Administration Officer and General Counsel

(1)	Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012 and is no longer with the Company.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs including the Chief Executive Officer and Chief Administration Officer, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Chief Administration Officer for development and execution.

Employment Agreements

As required by Luxembourg law, Altisource has entered into employment agreements with William B. Shepro, our Chief Executive Officer, Kevin J. Wilcox, our Chief Administration Officer and General Counsel, Robert D. Stiles, our Chief Financial Officer during fiscal year 2011 and Michelle D. Esterman, our current Chief Financial Officer. The employment terms continue indefinitely until the executive’s separation from the Company. The contracts provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive benefits such as health care or a contributory retirement plan. Altisource reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with the Company including, without limitation, reimbursement of relocation expenses and the provision of certain allowances as described in the Executive Compensation section below.

In order to terminate the contract, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labour Code. In the event of the executive’s termination by the Company for “cause”, no notice is required. In addition, in the event that the executive’s employment is terminated by the Company without “cause” or, in some instances, the executive resigns for “good reason” the executive will receive severance benefits. Furthermore, the executive may be entitled to receive redundancy payments in accordance with article L.124-7 of the Luxembourg Labour Code upon certain terminations.

The contracts also provide for a covenant to maintain our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by a non-solicitation covenant for a period of one (1) year following the termination of the contract. The agreements are governed in accordance with the laws of the Grand Duchy of Luxembourg.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary. Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established and reviewed by the Chief Executive Officer and Chief Administration Officer.

Additionally, under Luxembourg law, all salaries are required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. On July 1, 2010 and on October 1, 2011 there was a required 2.5% increase in all salaries pursuant to this law. Our Chief Executive Officer and named executive officers’ salaries were adjusted accordingly.

Annual Incentive Compensation. Pursuant to an annual incentive plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2011, 40-60% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities. The table below reflects the percentage of each named executive officer’s target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2011 and each named executive officer’s actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2011:

Name	Base Salary % of Target Total Annual Cash Compensation in 2011	Incentive Compensation % of Target Total Annual Cash Compensation in 2011	Base Salary % of Actual Total Annual Cash Compensation in 2011	Incentive Compensation % of Actual Total Annual Cash Compensation in 2011
William B. Shepro	40%	60%	35%	65%
Robert D. Stiles(1)	60%	40%	100%	—
Kevin J. Wilcox	50%	50%	47%	53%

(1)	Mr. Stiles resigned as Chief Financial Officer of the Company effective March 1, 2012 and did not receive any incentive compensation for the 2011 fiscal year.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve. For 2011, our corporate scorecard was approved by our Board of Directors at our meeting on January 25, 2011.

Our corporate scorecard for 2011 and corresponding achievement levels are detailed below:

2011 Corporate Scorecard Elements
Element	Achievement Levels			Level Achieved
	Threshold	Target	Outstanding
Achieve Service Revenue Target	$285.0 million	$335.0 million	$385.0 million	$334.8 million
Achieve EPS Target	$2.15 diluted EPS	$2.53 diluted EPS	$2.91diluted EPS	$2.77 diluted EPS
Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below

Strategic Initiatives
Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
1. Improve REO timelines and quality	Achieve predetermined threshold level timelines and quality	Achieve predetermined target level timelines and quality	Achieve predetermined outstanding level timelines and quality	Target

2. Improve theoretical foreclosure event completion timelines and quality (for Judicial States only)	Achieve predetermined threshold level theoretical foreclosure event completion timelines and quality	Achieve predetermined target level theoretical foreclosure event completion timelines and quality	Achieve predetermined outstanding level theoretical foreclosure event completion timelines and quality	Threshold

3. Improve theoretical foreclosure event completion timelines and quality (for Non-Judicial States only)	Achieve predetermined threshold level theoretical foreclosure event completion timelines and quality	Achieve predetermined target level theoretical foreclosure event completion timelines and quality	Achieve predetermined outstanding level theoretical foreclosure event completion timelines and quality	Threshold

4. Develop integrated technology solution for support functions to enable business unit growth	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Threshold

5. Improve forecasting and budgeting process timeliness and accuracy; automate revenue recognition process and reporting dashboards	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Target

6. Enhance Financial Services recruiting, training and BU floor transition processes to increase pull through	Improve pull through by 15%	Improve pull through by 20%	Improve pull through by 25%	Improved pull through by 63% Outstanding

7. Enhance Mortgage Services recruiting, training and BU floor transition processes to increase pull through	Improve pull through by 15%	Improve pull through by 20%	Improve pull through by 25%	Improved pull through by 35% Outstanding

8. Improve space utilization in India locations	Improve space utilization during non-peak shifts by 10.0%	Improve space utilization during non-peak shifts by 15.0%	Improve space utilization during non-peak shifts by 20.0%	Space utilization during non-peak shifts improved by 28.9% Outstanding

Strategic Initiatives
Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
9. Strategically support business unit requirements and growth based upon a systematic headcount forecasting capability	Create by January 31, 2012	Create by December 31, 2011	Create by November 30, 2011	Created by November 30, 2011

Create a systems architecture and road map that details an integrated solution and implementation plan	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Target

10. Maintain compliance with regulatory requirements	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Outstanding

11. Re-architect and build a core vendor management platform on a current, scalable, multi-tenant technology framework	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Threshold

12. Complete national roll-out of existing mortgage service	Achieve 52.4% Overall Capture Rate	Achieve 65.5% Overall Capture Rate	Achieve 78.6% Overall Capture Rate	Achieved 68.7% Overall Capture Rate Target

13. Assist client to increase the overall level of Deeds in Lieu and Short Sales by completing the following initiatives:

A. Increase % by executing appointment models and Short Sales scripting initiatives	A. Achieve a 20% increase	A. Achieve a 40% increase	A. Achieve a 60% increase	A. Achieved a 13% increase Below Threshold

B. Execute contracts and borrower communication materials initiatives	B. Execute by August 31, 2011	B. Execute by July 31, 2011	B. Execute by June 30, 2011	B. Executed prior to June 30, 2011 Outstanding

14. Invest in, develop and incubate new lines of business A. Real Estate Portal B. Correspondent One	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	The level of achievement to be determined by the Board of Directors	Outstanding

Strategic Initiatives

Element	Levels of Achievement			Level Achieved
	Threshold	Target	Outstanding
15. Achieve hiring plan for 8 key priority positions	Hire 7 of the 8 positions by December 31, 2011	Hire 8 of the 8 positions by December 31, 2011	Hire 8 of the 8 positions by September 30, 2011	Target

The incentive award for our Chief Executive Officer is structured so that compensation opportunities are related to (i) the Company’s performance versus the objectives established in the corporate scorecard (80%), and (ii) a performance appraisal (20%). The incentive awards of our other named executive officers are structured so that compensation opportunities are related to (i) performance within the corporate, business unit or support unit scorecard as expressly assigned in each executive’s scorecard (80%) (of which 50% or more is weighted on Corporate Financial Objectives), and (ii) a performance appraisal (20%).

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and the importance of the achievement to the success of our corporate strategy. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.

The goals and initiatives are further cascaded down through the organization to all of our incentive-eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to corporate profitability and the achievement of our corporate strategic initiatives. The scorecards are communicated to all incentive-eligible employees by the Human Resources Department or the employee’s immediate supervisor and are available to employees in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The 2011 personal scorecards for our Chief Executive Officer and other named executive officers and their corresponding levels of achievement are as follows:

Name	%	2011 Scorecard Elements	Levels of Achievement			Level Achieved
			Threshold	Target	Outstanding
William B. Shepro	33.3%	Achieve Service Revenue Target	$285.0 million	$335.0 million	$385.0 million	$334.8 million
	33.3%	Achieve EPS Target	$2.15 diluted EPS	$2.53 diluted EPS	$2.91 diluted EPS	$2.77 diluted EPS
	33.3%	Successfully complete the key strategic initiatives of the Company	Weighted Average of 40% for Strategic Initiatives 1, 2, 3, 10, 11, 12, 14	Weighted Average of 80% for Strategic Initiatives 1, 2, 3, 10, 11, 12, 14	Weighted Average of 100% for Strategic Initiatives 1, 2, 3, 10, 11, 12, 14	Weighted Average Achievement of 100.6%
Kevin J. Wilcox	25.0%	Achieve Service Revenue Target	$285.0 million	$335.0 million	$385.0 million	$334.8 million
	37.5%	Achieve EPS Target	$2.15 diluted EPS	$2.53 diluted EPS	$2.91 diluted EPS	$2.77 diluted EPS
	37.5%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 4, 6, 7, 8, 9, 10, 13B, 15	See Strategic Initiatives 4, 6, 7, 8, 9, 10, 13B, 15	See Strategic Initiatives 4, 6, 7, 8, 9, 10, 13B, 15	Weighted Average Achievement of 132.5%

Robert D. Stiles	25.0%	Achieve Corporate Service Revenue Target	$285.0 million	$335.0 million	$385.0 million	$334.8 million
	37.5%	Achieve EPS Target	$2.15 diluted EPS	$2.53 diluted EPS	$2.91 diluted EPS	$2.77 diluted EPS
	37.5%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 4, 5, 9, 14	See Strategic Initiatives 4, 5, 9, 14	See Strategic Initiatives 4, 5, 9, 14	Weighted Average Achievement of 110.0%

Executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our executive officers performs a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his or her own observations to prepare a written performance appraisal for each of the other executive officers. These performance appraisals rate performance on objective criteria related to two key factors: (i) the executive’s ability to improve and develop their organization throughout the year, and (ii) the executive’s strategic contributions to the direction of the Company.

The Chief Executive Officer’s scorecard performance and personal performance appraisal are determined by the Compensation Committee in consultation with the Chairman taking into consideration whether the Company’s performance and corresponding incentive results present a fair representation of the Chief Executive Officer’s performance.

For our executives other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration Officer, presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations in light of the Company’s overall performance and the executive’s business unit or support unit’s performance and makes the final compensation award determinations for each executive. Annual incentive compensation is paid to our executives and other incentive-eligible employees following this determination. For 2011, incentive compensation was awarded accordingly. Please see the Summary Compensation Table under Executive Compensation for the actual amounts awarded in 2011.

Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other executives for the upcoming year. Key performance indicators for the Company for 2012 have been developed.

The corporate scorecard for 2012 includes achieving an overall revenue target, achieving business segment specific revenue and pre-tax income targets and increasing earnings per share. In addition, the corporate scorecard provides for successful completion of strategic initiatives established to enhance long-term corporate and shareholder value.

The 2012 corporate strategic initiatives relate to:

•	Improving performance through operational effectiveness and efficiency;

•	Diversifying our revenue and customer base; and

•	Developing services.

Setting Compensation Levels

We believe our executive compensation programs are effectively designed and working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2011, our Compensation Committee considered the overwhelming shareholder support that the “Say-on-Pay” proposal received at our May 18, 2011 Annual Meeting of Shareholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

From time to time, the Company conducts benchmarking on Chief Executive Officer and other named executive officer compensation among peer companies of comparable size, industry, location and similar attributes that may compete with Altisource for qualified management talent.

Our Compensation Committee most recently conducted benchmarking through an independent compensation consultant, Exequity LLP (“Exequity”), in the fourth quarter of 2010 and first quarter of 2011. The consultant assisted the Compensation Committee in reviewing the compensation levels for our named executive officers and Directors.

Exequity conducted an analysis of our named executive officer and director compensation levels compared to pay levels among our peer companies to help identify the competitive positioning of our pay practices. All information was obtained from publicly available proxy disclosures and included base salary, cash incentive compensation and long-term equity incentive compensation.

The Compensation Committee believes this methodology of peer group benchmarking provides a fair representation of the competitive arena for executive talent and is an effective approach to setting compensation levels to ensure that the Company’s pay practices allow it to attract and retain executive employees of the highest quality.

Based on the benchmarking, performance, retention and other relevant considerations, the Compensation Committee reviewed recommendations and determined appropriate base salary and annual incentive compensation targets for the Chief Executive Officer and other named executive officers.

Additionally, under Luxembourg law, all salaries are required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. On July 1, 2010 and on October 1, 2011 there was a required 2.5% increase in all salaries pursuant to this law and our Chief Executive Officer and named executive officers’ salaries were adjusted accordingly.

No changes to Chief Executive Officer’s or named executive officers’ compensation are recommended for 2012 other than any legally mandated adjustments pursuant to Luxembourg law.

Equity Incentive Plan

The Compensation Committee, in cooperation with senior management, implemented the 2009 Equity Incentive Plan. The purpose of the 2009 Equity Incentive Plan is to provide additional incentives to key employees to make extraordinary contributions to the Company, to assist with the retention of key employees and to align the interests of our employees with the interests of our shareholders. The 2009 Equity Incentive Plan is administered by the Compensation Committee and authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2009 Equity Incentive Plan may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, as determined by the Compensation Committee.

Each award granted under the 2009 Equity Incentive Plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future award.

Based upon a review of current outstanding awards, and finding that these awards adequately meet the objectives of our compensation philosophy, no equity awards were granted to our Chief Executive Officer or other named executives pursuant to the 2009 Equity Incentive Plan during the 2011 fiscal year.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s various equity incentive plans are adequate to achieve this philosophy. We also maintain a management directive detailing our trading window period policy for Directors, executive officers and other employees and our insider trading policy.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination or Change in Control

Below is a description of the amounts payable to each named executive officer assuming the executive’s employment had terminated under various scenarios, or a change of control had occurred, on December 30, 2011 (the last business day of fiscal year 2011). Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As noted above, our Chief Executive Officer, Chief Financial Officer and Chief Administration Officer and General Counsel have entered into employment agreements with the Company. Under these agreements, if employment is terminated by the executive’s retirement or disability, as defined therein, the Company will pay all standard relocation costs to relocate the officer to the United States. If the Company terminates the employment of the officer other than for “cause” and, in some instances, where employment is terminated for “good reason” by the officer, the Company is obligated to make a cash payment of between four and twelve months’ salary. In the case of the Chief Executive Officer and Chief Administration Officer, the Company will be obligated to pay one year’s target incentive compensation in such instance. In these instances, the Company will also pay all standard relocation costs to relocate the named executive officer to the United States. If the named executive officer is terminated by the Company for “cause”, the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

All named executive officers have options granted pursuant to the 2009 Equity Incentive Plan. A portion of the options vest over time in equal installments (the “Service-based Options”), and the remaining options will vest based on applicable Company performance (the “Market-based Options”). Upon termination of an executive officer’s employment other than for cause, the executive officer would be entitled to retain any vested portion of prior equity awards granted. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited in any circumstance unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an executive for cause, all outstanding stock options awarded pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” all Service-based Options will immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event,” as defined in the applicable stock option agreement, all options, including Service-based Options and Market-based Options, will vest.

Upon his retirement, disability, death, termination by the Company without “cause” or termination by Mr. Shepro for “good reason,” Mr. Shepro would receive $1,838,242 from the accelerated vesting of options. Upon a “change in control,” Mr. Shepro would receive $6,911,549 from the accelerated vesting of options.

Upon his retirement, disability, death, termination by the Company without “cause” or termination by Mr. Wilcox for “good reason,” Mr. Wilcox would receive $1,094,765 from the accelerated vesting of options. Upon a “change in control,” Mr. Wilcox would receive $4,334,057 from the accelerated vesting of options.

Ms. Esterman was not an employee as of December 31, 2011 and therefore would not have received any benefit from the accelerated vesting of options.

Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012 and is no longer with the Company. In exchange for executing a separation agreement, he received a severance payment of $100,000 and was permitted to use a Company-owned car and rented apartment through March 31, 2012. Pursuant to the separation agreement, he will also receive a tax equalization and preparation payment for 2011 and 2012 consistent with past practice during the term of his employment. In addition, he will receive reimbursement for relocation expenses back to the United States, including business class airfare and movement of household goods. Mr. Stiles retained his vested options in accordance with the terms of his outstanding option agreements.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Code, the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers up to $1,000,000 per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15 for employees of the Company who are U.S. taxpayers.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 15 through 25 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
March , 2012	Timo Vättö, Chairman
W. Michael Linn, Director
Roland Müller-Ineichen, Director

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our Chief Executive Officer, our Chief Financial Officer and our Chief Administration Officer and General Counsel for fiscal years 2009, 2010 and 2011.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Non-Equity Incentive Compen-sation(3)	All Other Compen- sation(4)		Total
William B. Shepro Chief Executive Officer	2009	$383,816	—	$853,205	$221,254		$1,458,275
	2010	$445,471	$2,892,000	$994,500	$106,425		$4,438,396
	2011	$455,888		$854,789	$274,584	(5)	$1,585,261
Robert D. Stiles Chief Financial Officer	2009	$215,171	$171,248	$218,960	$27,169		$632,548
	2010	$272,065	$1,960,737	$243,800	$56,890		$2,533,492
	2011	$284,672		—	$90,588	(6)	$375,260
Kevin J. Wilcox Chief Administration Officer and General Counsel	2009	$316,084	—	$450,938	$30,426		$797,448
	2010	$363,632	$1,446,000	$500,500	$150,076		$2,460,208
	2011	$375,437		$425,182	$131,143	(7)	$931,762

(1)	Represents amounts earned in corresponding year.
(2)

For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards in 2009 and 2010 on the closing price of our common stock. We estimated the grant date fair value of stock option awards in 2009 and 2010 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-based Awards - Black-Scholes Option Pricing Model

Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2009	39%	—	$14.15	2.64%	5.0
2010	47%—50%	—	$22.01—$24.85	2.82%—3.12%	7.0
2011	—	—	—	—	—

Market-based Awards - Binomial Option Pricing Model

Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years
2009	38%—46%	—	$14.15	0.50%—3.86%	10
2010	51%—52%	—	$22.01—$25.85	0.02%—3.66%	13
2011	—	—	—	—	—

(3)	Consists of the cash portion of incentive compensation bonus related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.
(4)

Consists of contributions by Ocwen and Altisource pursuant to each executive officer for car allowances, housing allowances, goods and services allowance, educational allowances and tax equalization allowance as detailed below.

(5)

Includes $55,412 for housing allowance, $7,344 for a car allowance, $124,969 for 2010 and 2011 education allowance and $24,001 for goods and services allowance, $25,487 for travel allowance and a $37,372 tax equalization allowance for 2009 and 2010 earnings. Mr. Shepro also has access to a Company car while in Luxembourg.

(6)

Includes $23,182 for housing allowance, $24,001 for goods and services allowance and a $43,405 tax equalization allowance for 2009 and 2010 earnings. Mr. Stiles also had access to a Company car while in Luxembourg.

(7)

Includes $28,700 for housing allowance, $2,672 for storage allowance, $24,001 for goods and services allowance and a $75,770 tax equalization allowance for 2009 and 2010 earnings. Mr. Wilcox also has access to a Company car while in Luxembourg.

Grants of Plan Based Awards for 2011

No plan based equity awards (or any other types of awards) were granted to our named executive officers during the 2011 fiscal year.

Name	Award Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold	Target	Outstanding
William B. Shepro	n/a	$341,916	$683,832	$1,025,748
Robert D. Stiles	n/a	$97,262	$194,523	$291,785
Kevin J. Wilcox	n/a	$187,718	$375,437	$563,156

(1)

These figures represent the possible non-equity compensation that may have been earned by each respective executive officer in 2011 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2011 for the individuals named in the Summary Compensation Table.

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date
William B. Shepro	679			$2.23	1/31/2013
	7,018			$3.35	1/31/2013
	1,993			$7.37	1/31/2014
	7,969			$12.80	1/31/2014
	12,051			$9.59	1/31/2015
	13,230			$11.50	1/31/2016
	9,459			$14.17	5/10/2017
	34,376	34,374(3)		$9.55	7/14/2018
	103,125	34,375(4)		$9.55	7/14/2018
	51,564	17,187(5)		$9.55	7/14/2018
	30,000	90,000(6)		$24.85	5/19/2020
			60,000(7)	$24.85	5/19/2020
	15,000	45,000(8)		$24.85	5/19/2020
Kevin J. Wilcox	1,766			$2.23	1/31/2013
	2,649			$3.35	1/31/2013
	749			$7.37	1/31/2014
	2,996			$12.80	1/31/2014
	4,798			$9.59	1/31/2015
	5,948			$11.50	1/31/2016
	8,130			$14.17	5/10/2017
	25,834	25,833(3)		$9.55	7/14/2018
	77,501	25,833(4)		$9.55	7/14/2018
	38,751	12,916(5)		$9.55	7/14/2018
	15,000	45,000(6)		$24.85	5/19/2020
			30,000(7)	$24.85	5/19/2020
	7,500	22,500(8)		$24.85	5/19/2020

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date
Robert D. Stiles(9)	4,166	4,167		$14.15	9/22/2019
	2,083	6,250		$14.15	9/22/2019
	8,334	8,333		$14.15	9/22/2019
	5,833	17,500		$22.01	1/25/2020
			11,667	$22.01	1/25/2020
	2,917	8,750		$22.01	1/25/2020
	15,000	45,000		$24.85	5/19/2020
			30,000	$24.85	5/19/2020
	7,500	22,500		$24.85	5/19/2020

(1)	Options awarded where the performance hurdles have been achieved but remain subject to additional Service-based criteria.
(2)	Options awarded where the performance hurdles have not been achieved.
(3)	Options vest in two (2) equal installments on June 15, 2012 and June 15, 2013.
(4)	Options vest on December 23, 2012.
(5)	Options vest on July 14, 2012.
(6)	Options vest in three (3) equal installments on December 6, 2012, December 6, 2013 and December 6, 2014.
(7)	25% of options vest upon Altisource achieving a stock price of $74.55 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.
(8)	Options vest in three (3) equal installments on May 19, 2012, May 19, 2013 and May 19, 2014.
(9)	Mr. Stiles resigned as Chief Financial Officer effective March 1, 2012 and is no longer with the Company. Pursuant to his Separation Agreement, Mr. Stiles was entitled to retain any vested options in accordance with the terms of his outstanding option agreements and any unvested options have been forfeited. Accordingly, Mr. Stiles retained 48,750 vested options.

Option Exercises

The following table provides information regarding the exercise of stock options during the fiscal year ended December 31, 2011 for our named executive officers:

Name	No. Shares Acquired on Exercise		Exercise Price	Exercise Amount	Market Price	Market Value	Value Realized on Exercise
William B. Shepro	13,334	(1)	$14.97	$199,661.98	$29.97	$399,619.98	$199,958.00
William B. Shepro	6,577	(2)	$8.35	$54,931.10	$40.52	$266,500.04	$211,568.94
William B. Shepro	4,866	(2)	$6.91	$33,609.95	$40.52	$197,170.32	$163,560.37
Kevin J. Wilcox	13,334	(1)	$14.97	$199,661.98	$29.97	$399,619.98	$199,958.00
Kevin J. Wilcox	2,144	(2)	$8.35	$17,906.69	$40.14	$86,060.16	$68,153.47
Kevin J. Wilcox	3,217	(2)	$6.91	$22,220.14	$40.14	$129,130.38	$106,910.24

(1)

These options were awarded as a result of the separation from Ocwen due to options that had originally been awarded while the executive was employed at Ocwen and would have expired as of October 31, 2011 if not exercised.

(2)

These options were awarded as a result of the separation from Ocwen due to options that had originally been awarded while the executive was employed at Ocwen and would have expired as of January 31, 2012 if not exercised.

APPOINTMENT OF

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period (together “Deloitte”). The Audit Committee has further directed that such appointment be submitted for approval by our shareholders at the Annual Meeting of Shareholders.

Representatives of Deloitte will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT

REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2012 AND DELOITTE AUDIT S.À R.L.

AS THE CERTIFIED AUDITOR FOR ALL STATUTORY ACCOUNTS AS REQUIRED BY

LUXEMBOURG LAW FOR THE SAME PERIOD

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Altisource’s audited financial statements as of and for the year ended December 31, 2011;

•

Discussed with Deloitte & Touche LLP, Altisource’s independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”; and

•

Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Altisource’s annual report on Form 10-K for the year ended December 31, 2011.

Audit Committee:
March ___, 2012	Roland Müller-Ineichen, Chairman
W. Michael Linn, Director
Timo Vättö, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Altisource for professional services by Deloitte & Touche LLP in fiscal years 2010 and 2011:

Category	2010	2011
Audit Fees	$986,105	$1,189,928
Audit-Related Fees	$85,000	—
Tax Fees	$256,729	$215,403
All Other Fees	—	—
Total	$1,327,834	$1,405,331

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource’s consolidated financial statements for fiscal years 2010 and 2011, for the reviews of the financial statements included in Altisource’s quarterly reports on Form 10-Q during fiscal years 2010 and 2011 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed in fiscal years 2010 and 2011 for audit-related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in fiscal years 2010 and 2011 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in fiscal years 2010 and 2011 for products and services provided by the independent registered certified public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in fiscal years 2010 and 2011 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In fiscal years 2010 and 2011, all fees associated with the independent registered certified public accounting firm’s services were pre-approved by the Audit Committee.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will be available to respond to questions from shareholders.

Audit Committee Pre-Approval Policy

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

APPROVAL OF THE SHARE REPURCHASE PROGRAM

(Proposal Three)

At the Annual Meeting of Shareholders on May 19, 2010, our shareholders approved a share repurchase program authorizing up to fifteen percent (15%) of the outstanding shares of the Company’s stock to be repurchased. Under that program, shares are eligible for repurchase at a minimum price of one dollar ($1.00) per share and a maximum price of seventy-five dollars ($75.00) per share. As of March 15, 2012, the total number of shares repurchased under the program amounted to 10.7% of Altisource’s 25,412,748 outstanding shares. On March, 15, 2012, the closing trading price of the Company’s common stock was sixty-five dollars and fifty-three cents ($65.53), near the upper repurchase limitation of the program. We anticipate that we could exceed the repurchase limitations of the program prior to the 2013 Annual Meeting of Shareholders. Therefore, the Board of Directors of Altisource has approved presenting a new share repurchase program (the “Share Repurchase Program”) to the shareholders for approval whereby the Board of Directors is empowered to purchase outstanding shares of the Company’s stock.

The Share Repurchase Program shall be subject to Luxembourg law and provides for the equal treatment of shareholders. The term of authorization to the Board of Directors will be five (5) years. The maximum number of shares authorized to be repurchased will be up to fifteen percent (15%) of shares outstanding as of the date of the shareholder approval. Shares will be eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of one hundred and twenty-five dollars ($125.00) per share. The purchase volumes will be subject to daily volume restrictions per SEC regulations. The Board of Directors shall be empowered to give authority to the Company’s Chief Executive Officer to decide within the limits of the authorization set out above, the timing and conditions of the Share Repurchase Program.

In lieu of accumulating cash, which provides a low rate of return to shareholders, or paying dividends, which are often subject to double taxation, the Board of Directors believes the Share Repurchase Program will be an effective use of Altisource’s cash earnings to generate shareholder value.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE SHARE REPURCHASE PROGRAM

APPROVAL OF THE COMPANY’S ANNUAL ACCOUNTS

PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP AND THE

COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH U.S. GAAP

INCLUDING A FOOTNOTE RECONCILIATION OF EQUITY AND

NET INCOME TO IFRS, IN EACH CASE

FOR THE YEAR ENDED DECEMBER 31, 2011

(Proposal Four)

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts must be submitted each year to the Annual Meeting of Shareholders for approval.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes to the Luxembourg Annual Accounts. There is no statement of movements in equity or statement of cash flow included in the Luxembourg Annual Accounts under Luxembourg GAAP; consequently, profits earned by the subsidiaries of Altisource are not included in Altisource’s Luxembourg Annual Accounts unless such amounts are distributed to Altisource. As of December 31, 2011, the Luxembourg Annual Accounts for Altisource show a balance sheet total of $78.9 million and a loss for the year then ended of $1.4 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders’ equity, statement of cash flows and the accompanying notes to these financial statements. The Consolidated Accounts present the financial position and results of operations for Altisource Portfolio Solutions S.A. (the parent entity) and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2011, the Consolidated Accounts show equity of $165.9 million and net income for the year then ended of $78.3 million.

Following shareholder approval of the Luxembourg Statutory Accounts, they must be filed with the Luxembourg trade registry as public documents pursuant to Luxembourg law. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource’s Luxembourg Statutory Accounts for the year ended December 31, 2011 will be available to shareholders from April 15, 2012 at Altisource’s registered office.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

FOR THE YEAR ENDED DECEMBER 31, 2011.

RECEIPT AND APPROVAL OF THE DIRECTORS’ REPORTS ON THE

LUXEMBOURG STATUTORY ACCOUNTS

FOR THE YEAR ENDED DECEMBER 31, 2011

(Proposal Five)

Under Luxembourg law, the Board of Directors is required to prepare annual Directors’ reports for the Company’s Luxembourg Statutory Accounts (the “Directors’ Reports”). The Directors’ Reports present the figures for the relevant fiscal year, provide an explanation as to the results and certain other Company matters as required and make a proposal to the shareholders of Altisource as to the allocation of such results for such fiscal year.

The Directors’ Reports will be available to shareholders of Altisource from April 15, 2012 at Altisource’s registered office. Following shareholder approval of the Luxembourg Statutory Accounts, the Directors’ reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE RECEIPT AND APPROVAL OF THE DIRECTORS’ REPORTS

FOR THE YEAR ENDED DECEMBER 31, 2011.

ALLOCATION OF THE RESULTS OF THE YEAR ENDED DECEMBER 31, 2011

(Proposal Six)

The shareholders of Altisource must approve the allocation of Altisource’s results as determined by the Luxembourg Annual Accounts of Altisource each year. Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be apportioned to a legal reserve; provided, however that this allocation shall cease to be compulsory under Luxembourg law when the reserve attains ten percent (10%) of the share capital of Altisource but shall again become compulsory as soon as the reserve amount falls below this threshold. As the Company made a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2011, there is no requirement to make such allocation.

As of December 31, 2011, the Luxembourg Annual Accounts for Altisource show a balance sheet total of $78.9 million and a loss for the year then ended of $1.4 million. As noted in Proposal Four above, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource’s Luxembourg Annual Accounts unless such profits have been distributed to Altisource.

The Board of Directors proposes to allocate the loss reflected in the Luxembourg Annual Accounts to results brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE

ALLOCATION OF THE RESULTS

OF THE YEAR ENDED DECEMBER 31, 2011.

DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE

FOR THE PERFORMANCE OF THEIR MANDATE DURING THE

YEAR ENDED DECEMBER 31, 2011

(Proposal Seven)

Pursuant to Luxembourg law, shareholders must approve the individual discharge of all of the current and past Directors for the performance of their mandate during the relevant fiscal year. As required pursuant to Luxembourg law, after the adoption of the Luxembourg Statutory Accounts (as discussed in Proposal Six above), the shareholders of Altisource shall vote whether to discharge Altisource’s Directors for the performance of their mandate during the relevant fiscal year. If the shareholders grant the discharge of Directors for the relevant fiscal year, Altisource will not be able to initiate a liability claim against such Directors in connection with the performance of their mandate for the relevant fiscal year. However, such discharge will not be valid if the Luxembourg statutory accounts contain an omission or false information concerning Altisource’s position. Furthermore, such discharge will not be valid with respect to any acts taken by a Director which fall outside the scope of Altisource’s Articles of Association unless such actions have been disclosed to the shareholders and approved by them. For fiscal year 2011, Altisource believes none of the Directors have taken any actions outside the scope of Altisource’s Articles of Association.

During part or all of the fiscal year ended December 31, 2011, the following persons served as Directors:

William C. Erbey;

William B. Shepro;

W. Michael Linn;

Roland Müller-Ineichen;

Timo Vättö; and

Silke Andresen-Kienz.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE FOR THE

PERFORMANCE OF THEIR MANDATE DURING THE YEAR ENDED DECEMBER 31, 2011.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a policy and procedure for review, approval and monitoring of transactions involving Altisource and related persons (Directors and named executive officers or their immediate family members or shareholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.altisource.com. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules, as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the Compliance Officer and/or the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The Compliance Officer and/or the General Counsel will notify the Chairman of the Board of Directors if any such situation requires approval of the Board of Directors. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Altisource; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Altisource. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

As of December 31, 2011, our Chairman owns or controls 13.68% of Ocwen’s common stock and 23.34% of our common stock. Therefore, transactions between the Company and Ocwen are related party transactions. For the year ended December 31, 2011, we generated $223.2 million of Mortgage Services, $0.3 million of Financial Services and $21.8 million of Technology Services segment revenue from Ocwen. Services provided to Ocwen included residential property valuation, real estate asset management and sales, trustee management services, property inspection and preservation, closing and insurance services, charge-off second mortgage collections, core technology back office support and multiple business technologies including our REALSuite™ of products. We provided all services at rates we believe to be comparable to market rates.

Additionally, for the year ended December 31, 2011, Altisource billed Ocwen $2.6 million and Ocwen billed Altisource $1.9 million for services provided under a Transition Services Agreement.

For further information with regard to related party transactions between the Company and Ocwen, please see the Company’s Form 10-K filed on February 16, 2012.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our next Annual Meeting of Shareholders, which is scheduled to be held on May 15, 2013, must be received at our executive offices no later than November 30, 2012. All shareholder proposals for the 2013 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the 2013 proxy statement, but is instead sought to be presented directly at the 2013 Annual Meeting of Shareholders, SEC rules permit management to vote proxies in its discretion if we:

(1)	receive notice of the proposal before the close of business on February 13, 2013 and advise shareholders in the 2013 proxy statement about the nature of the matter and how management intends to vote on such matter, or

(2)	do not receive notice of the proposal prior to the close of business on February 13, 2013.

Notice of intent to present a proposal at the 2013 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

We did not receive notice of any shareholder proposals relating to the 2012 Annual Meeting of Shareholders. At the 2012 Annual Meeting of Shareholders, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2011 was made available to shareholders on February 16, 2012. The annual report can be found on our website www.altisource.com under Investor Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2011, required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2011 and this proxy statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for Director named earlier in this proxy statement; (2) for the approval of the selection of the independent auditor; (3) for the approval of a share repurchase program whereby Altisource may repurchase outstanding shares of its common stock within certain limits; (4) for the approval of the Company’s annual accounts prepared in accordance with Luxembourg GAAP (the “Luxembourg Annual Accounts”) and the Company’s consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS (the “Consolidated Accounts”), in each case for the year ended December 31, 2011 (together the “Luxembourg Statutory Accounts”); (5) for the proposal to receive and approve the Directors’ reports on the Luxembourg Statutory Accounts for the year ended December 31, 2011; (6) for the proposal to allocate the results of the year ended December 31, 2011; and (7) for the approval of the discharge of all of the current and past Directors of Altisource for the performance of their mandate during the year ended December 31, 2011. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2011 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2011 annual report was sent may request a separate copy by contacting Investor Relations, Altisource Portfolio Solutions S.A., 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2011 annual report may be viewed online at www.altisource.com under Investor Relations. In addition, this proxy statement and our 2011 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) William C. Erbey
02) William B. Shepro
03) W. Michael Linn
04) Roland Müller-Ineichen
05) Timo Vättö

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:

2.    Proposal to approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period

	☐	☐	☐
3. Proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. may repurchase outstanding shares of its common stock within certain limits	☐	☐	☐

4.    Proposal to approve Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with Luxembourg GAAP and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS, in each case for the year ended December 31, 2011 (together the “Luxembourg Statutory Accounts”)

	☐	☐	☐
5. Proposal to receive and approve the Directors’ reports on the Luxembourg Statutory Accounts for the year ended December 31, 2011	☐	☐	☐
6. Proposal to allocate the results of the year ended December 31, 2011	☐	☐	☐
7. Proposal to discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2011	☐	☐	☐
8. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A. 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2012, AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, William B. Shepro and Kevin J. Wilcox, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock (“Common Stock”) of Altisource Portfolio Solutions S.A. (the “Company”) held of record by the undersigned on March 15, 2012 at the Annual Meeting of Shareholders to be held at the offices of the Company located at 291, route d’Arlon, L-1150 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 16, 2012, at 9:00 a.m., Central European Time and at any adjournment thereof. Shares of Common Stock of the Company will be voted as specified.

If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors; FOR the approval of the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for 2012 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; FOR the approval of a share repurchase program whereby Altisource Portfolio Solutions S.A. may repurchase outstanding shares of its Common Stock within certain limits; FOR the approval of the Company’s annual accounts prepared in accordance with Luxembourg GAAP and the Company’s consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS, in each case for the year ended December 31, 2011 (together the “Luxembourg Statutory Accounts”); FOR the receipt and approval of the Directors’ report on the Luxembourg Statutory Accounts for the year ended December 31, 2011; FOR the allocation of the results of the year ended December 31, 2011; and FOR the approval of the discharge of each of the current and past Directors of Altisource for the performance of their mandate during the year ended December 31, 2011. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 16, 2012, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2011 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side